Exhibit 10.1
Employee: James Griffin
SEVERANCE AGREEMENT
Dated: March 1, 2007
     The terms of this Severance Agreement, dated March 1, 2007 (“Agreement”), by and between XATA Corporation (“XATA” or the “Company”) and Employee (named above), set forth certain payment provisions in the event that Employee is separated from his employment with XATA under specified circumstances. This Agreement does not change the employment relationship of XATA and Employee, which is terminable at will by either party.
     1. XATA and Employee agree that if there is a Change of Control (as defined below) and within six months following such Change of Control:
(a)	Employee is terminated without Cause (as defined below); or

(b)	Employee terminates his employment for Good Reason (as defined below);
then Employee shall thereupon become immediately vested without restriction in all of the Award Shares issued to him under his Matching Restricted Stock Award Agreement and his Non-Qualified Stock Option Agreement dated March 1, 2007. In addition, Employee shall be entitled to the payments and other benefits set forth in Section 2 of this Agreement.
     2. XATA shall continue to pay Employee’s salary at the annual rate in effect immediately prior to the date of termination for a period of 12 months; provided, however, that such payments shall be reduced by the amount of Employee’s income from salary, wages, tips, and other remuneration related to full time or part time employment or services. The salary shall be paid at the end of each calendar month in the same manner as if Employee had remained employed. In addition, the Company shall reimburse the Employee for outplacement expenses up to $10,000, which amount shall be payable for services provided within the first twelve months following the date of termination upon submission to the Company of appropriate documentation evidencing Employee’s payment for such services.
     3. XATA and Employee agree that, if XATA terminates employee without Cause and there has not been a Change of Control within the preceding six months, XATA shall pay Employee a sum equal to Employee’s annual base salary in effect immediately prior to the date of termination. This payment shall be treated as wages and reduced by required tax withholdings.
     4. The following definitions apply for purposes of this Agreement:
Cause. A termination of employment shall be for “Cause” only if the Employee:
(i)	has been convicted of a felony;

(ii)	has engaged in an act or acts of personal dishonesty intended to result in substantial personal enrichment of the Employee at the expense of XATA;

(iii)	has intentionally engaged in other conduct that is demonstrably and materially injurious to XATA, monetarily or otherwise;

(iv)	has committed a fraud;

(v)	has committed an act involving dishonesty or disloyalty with respect to XATA or any of its subsidiaries or affiliates;

(vi)	has engaged in conduct tending to bring XATA or any of its subsidiaries or affiliates into substantial public disgrace or disrespect; or

(vii)	has acted or failed to act in a manner involving gross negligence or willful misconduct with respect to XATA or any of its subsidiaries or affiliates.
Change of Control. A Change of Control has occurred if there has been:
(i)	A sale, consolidation, merger, acquisition or affiliation which results in the Employee not remaining as a executive vice president, research and development, with essentially the same duties and responsibilities as prior to the sale, consolidation, merger, acquisition or affiliation; or

(ii)	A sale, consolidation, merger, or acquisition in which XATA becomes accountable to, or a part of, a newly created company or controlling organization where at least 50% of the members of the Board of the newly created company or controlling organization were not members of XATA’s Board immediately prior to such sale, consolidation, merger, or acquisition.
     Termination by Employee for Good Reason. If Employee terminates his employment due to any of the following actions or failures by XATA, such termination shall be deemed to be for “Good Reason:”
(i)	Assignment to Employee by XATA of duties which are inconsistent with Employee’s position, duties, responsibilities, and status with XATA, except in connection with the termination of his employment for Disability (as defined below) or Cause.

(ii)	Any failure by XATA to continue in effect, or to provide a comparable substitute for, any benefit plan or arrangement (including, without limitation, any profit sharing plan, executive supplemental medical plan, group life insurance plan, and medical, dental, accident, and disability plans but excluding incentive plans or arrangements) in which Employee is participating as in effect on the date hereof (or any other plans providing Employee with substantially similar benefits) (hereinafter referred to as “Benefit Plans”), or by the taking of any action by XATA that would adversely affect Employee’s participation in or materially reduce Employee’s benefits under any such Benefit Plan or deprive Employee of any material fringe benefit enjoyed by Employee as in effect on the date hereof.

(iii)	Any failure by XATA to continue in effect, or to provide a comparable substitute for any incentive plan or arrangement (including, without limitation, any incentive compensation plan, long-term incentive plan, bonus or contingent bonus arrangements or credits, the right to receive performance awards, or similar incentive compensation benefits) in which Employee is participating, or is eligible to participate (hereinafter referred to as “Incentive Plans”), or the taking of any action by XATA which would adversely affect Employee’s participation in any such Incentive Plans.
     5. Conditions. The Company’s obligation to make payments under Sections 2 and 3 hereof is expressly conditioned upon receipt from Employee, and non-rescission by Employee, of a full and complete written release of the Company and its agents and representatives from any liability to Employee (other than the obligation of the Company to pay the amounts under Sections 2 and 3). The release shall be in a form prescribed by the Company. The Company’s obligations under Sections 2 and 3 shall also terminate if Employee breaches his Confidentiality, Invention and Non-Compete Agreement with XATA, dated March 1, 2007.

XATA Corporation

Date: February 14, 2007	By:	/s/ Mark E. Ties

		Its:	CFO

Date: February 14, 2007	/s/ James Griffin

James Griffin

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